Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

This Management’s Discussion and Analysis of Financial Condition and Results of Operations (the “MD&A”) is intended to assist in understanding and assessing the historical results of operations and financial condition of Concrete Partners Holding, LLC (the “Company” or “CPH”). This discussion should be read in conjunction with our condensed consolidated financial statements and the notes thereto filed as an exhibit hereto.

On April 8, 2026, the Company consummated its previously announced business combination pursuant to that certain Business Combination Agreement (the “Business Combination Agreement”), dated October 9, 2025, by and among Haymaker Acquisition Corp. 4, a Cayman Islands exempted company (“Haymaker” or “SPAC”), Suncrete, Inc., a Delaware corporation and direct wholly owned subsidiary of Haymaker (“Suncrete”), Haymaker Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Suncrete (“Merger Sub I”), Haymaker Merger Sub II, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Suncrete (“Merger Sub II”). In connection with the closing of the Business Combination Agreement, on April 8, 2026, (i) Haymaker domesticated by way of continuation out of its jurisdiction of incorporation from the Cayman Islands into the State of Delaware (the “Domestication”), (b) Merger Sub I merged with and into Haymaker (the “Initial Merger”), with Haymaker surviving the Initial Merger as a wholly owned subsidiary of Suncrete (Haymaker, in its capacity as the surviving corporation of the Initial Merger, is sometimes referred to herein as the “Surviving Corporation”), and (c) Merger Sub II merged with and into the Company (the “Acquisition Merger” and, together with the Initial Merger, the “Mergers”, and together with the Domestication and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with the Company surviving the Acquisition Merger as a wholly owned subsidiary of Suncrete.

Unless the context otherwise requires, all references in this section to “CPH,” the “Company,” “we,” “us,” or “our” refer to the business of the Company prior to the consummation of the Business Combination, which became the business of Suncrete upon the closing of the Business Combination.

This MD&A includes forward-looking statements. These statements involve risks and uncertainties. Our actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors, including those set forth in the section titled “Risk Factors” in Suncrete’s filings with the Securities and Exchange Commission. Historical results are not necessarily indicative of future performance.

Overview

We are a ready-mix concrete logistics and distribution platform operating across Oklahoma, Arkansas, Louisiana and Texas, with plans to continue expanding throughout the high-growth U.S. Sunbelt region through strategic acquisitions and organic growth. We leverage operational scale, technological integration and quality control to serve a diverse base of infrastructure, commercial and residential customers.

Recent Developments

Business Combination with Haymaker

On April 8, 2026 (the “Haymaker Closing Date”), the Company consummated the Business Combination Agreement with Haymaker, Suncrete, Merger Sub I and Merger Sub II. Pursuant to the Business Combination Agreement, the Business Combination was effected on the Haymaker Closing Date in several steps: (a) the Domestication, (b) immediately following the Domestication, the Initial Merger, with SPAC surviving the Initial Merger as a wholly owned subsidiary of Suncrete; and (c) immediately following the Initial Merger, the Acquisition Merger, with the Company surviving the Acquisition Merger as a wholly owned subsidiary of Suncrete. Prior to the closing of the Initial Merger, Suncrete issued an aggregate of 26,000 shares of its Series A Perpetual Convertible Preferred Stock, which was initially convertible into an aggregate of 1,444,445 shares of Class A common stock of Suncrete, in exchange for all of the outstanding Senior Preferred Units of the Company.

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Haymaker acquired all of the outstanding equity interests of the Company in the Business Combination, the Company will be treated as the accounting acquirer for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of the Company issuing shares for the net assets of Haymaker, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of the Company.

Hope Acquisition

On April 28, 2026, the Company, through its subsidiaries, completed the acquisition of 100% of the membership interests of Hope Concrete, LLC, a Texas limited liability company and its subsidiaries, Lafayette Concrete Division LLC, a Louisiana limited liability company, and Baton Rouge Concrete Division LLC, a Louisiana limited liability company (collectively, the “Hope Companies”) pursuant to a Membership Interest Purchase Agreement with the sellers. Total consideration consisted of (i) 220,007 shares of the Suncrete’s Class A common stock issued to one seller, (ii) 69,511 shares of nonvoting Class B common stock of a subsidiary of Suncrete issued to another seller, exchangeable for an aggregate of 695,110 shares of the Suncrete’s Class A common stock, and (iii) approximately $39.4 million in cash, subject to customary adjustments. In addition, Suncrete paid $27.4 million to satisfy the debt obligations of Hope Concrete.

Louisiana Acquisition

On April 29, 2026, the Company completed the acquisition of a ready-mix concrete company in Louisiana. Total consideration consisted of (i) approximately $31.0 million in cash paid at closing, (ii) 259,291 shares of the Suncrete’s Class A common stock issued to the sellers and (iii) contingent earnout consideration of up to $10.0 million based on the achievement of specified performance targets over a five-year period following closing. The earnout may be paid, at the Suncrete’s election, in cash or shares of the Suncrete’s Class A common stock, subject to certain limitations.

Nelson Bros. Acquisition

On May 6, 2026, the Company, through its subsidiary Hope Concrete, LLC, completed the acquisition of 100% of the membership interests of Nelson Bros. Ready Mix, LLC, a Texas limited liability company and its subsidiary, R & R Trucking LLC, a Texas limited liability company (collectively, the “Nelson Companies”) pursuant to a Membership Interest Purchase Agreement with the sellers. Total consideration consisted of (i) 1,296,456 shares of the Suncrete’s Class A common stock issued to the sellers and (ii) approximately $42.3 million in net cash paid at closing. In addition, the sellers may receive contingent earnout consideration of up to $18.0 million based on the achievement of certain trailing twelve-month materials spread targets during the five-year period following closing, with up to 50% of any earnout payable, at the Suncrete’s election, in shares of the Suncrete’s Class A common stock, subject to applicable limitations.

Thunder Acquisition

On October 17, 2025, Eagle entered into an equity and asset purchase and contribution agreement (the “Equity and Asset Purchase and Contribution Agreement”) with SRM, Inc., an Oklahoma corporation (“Schwarz Ready Mix”), SRM Leasing, LLC, an Oklahoma limited liability company (“Schwarz Leasing”), Schwarz Sand, LLC an Oklahoma limited liability company (“Schwarz Sand,” and together with Schwarz Leasing and Schwarz Ready Mix, the “Schwarz Entities”), the equity holders of Schwarz Ready Mix and Schwarz Leasing, the equity holders of Schwarz Sand, certain other transaction beneficiaries, and Schwarz Ready Mix, in its capacity as a representative of the selling parties. Pursuant to the Equity and Asset Purchase and Contribution Agreement, Eagle acquired substantially all of the assets of Schwarz Ready Mix and Schwarz Leasing and all of the issued and outstanding equity interests of Schwarz Sand (collectively, the “Thunder Acquisition”). The aggregate purchase price included $97.0 million in cash consideration ($74.3 million paid at closing and $22.7 million deferred until June 30, 2026) and 20,000,000 Company Preferred Units issued to the sellers as rollover equity.

Credit Agreement Amendments

On March 31, 2026, the Company entered into the Second Amendment (the “Second Amendment”) to the Credit Agreement. The Second Amendment, among other things, (i) provides consent to the consummation of the Business Combination and related transactions, including the redemption and conversion of certain equity interests, (ii) permits equity issuances in connection with the transaction, including PIPE financing and other share issuances, (iii) amends and restates the Credit Agreement, and (iv) updates certain collateral and organizational provisions in connection with the transaction.

On April 7, 2026, the Company entered into a Limited Consent and Third Amendment (the “Third Amendment”) to the Credit Agreement with its lenders and administrative agent. The Third Amendment, among other things, (i) provided lender consent for the consummation of the Company’s business combination transaction, including a prepaid forward transaction entered into in connection therewith, (ii) modified certain financial covenant definitions and calculations, including the Consolidated Fixed Charge Coverage Ratio, and (iii) updated certain collateral and administrative provisions of the Credit Agreement.

On April 28, 2026, Suncrete and certain of the Company’s subsidiaries entered into the Fourth Amendment (the “Fourth Amendment”) to the Credit Agreement. The Fourth Amendment, among other things, permits the consummation of certain acquisitions, including the joinder to the Amended Credit Agreement of Purchaser Holdco, which was formed in connection with the Hope Acquisition.

Components of Our Results of Operations

Revenues

We generate revenue primarily from the production and delivery of ready-mix concrete. Revenue is recognized at a point in time when control of the product has transferred to the customer, typically upon delivery to the job site. Our concrete is sold under short-term purchase orders or master service agreements. Revenue is driven by the volume of cubic yards delivered, the average sales price per cubic yard and the type of concrete mix required for the job. Our pricing strategy also incorporates value-added services, including specialized admixtures, customized mix formulations and on-site quality control. Our sales are sensitive to fluctuations in construction activity across the public infrastructure, commercial and residential sectors. Seasonality and weather can also impact delivery schedules and job site activity, particularly during the winter months.

Cost of Goods Sold

Cost of goods sold consists of all materials and direct costs associated with the production and delivery of concrete. This includes cement, fly ash, aggregates, admixtures, plant labor, equipment maintenance, truck driver wages, fuel, permits and tags, and other plant-level expenses. Cost of goods sold also includes depreciation of production-related property. Costs may fluctuate based on raw material pricing, labor availability, and plant utilization rates.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses (“SG&A”) include corporate and regional administrative costs such as salaries and benefits for administrative personnel, insurance, rent, professional services, and IT and compliance-related expenses. SG&A also includes amortization of customer relationship intangibles and depreciation of property and equipment not directly attributable to production, and other recurring overhead costs.

Gross Profit

Gross profit represents revenues less cost of goods sold. Gross profit is impacted by a combination of delivered volumes, realized pricing, mix of projects, and cost structure. Our gross margin can fluctuate based on weather conditions, seasonality, raw material costs, and our ability to effectively utilize plant and fleet capacity. Periods with higher delivered volumes generally allow for stronger fixed cost absorption, which enhances gross margin, while lower volumes can result in higher per-unit costs and margin compression.

Acquisition-related Costs

Acquisition-related costs primarily consist of costs incurred in connection with acquisitions, integration activities, and other strategic or capital markets initiatives. These costs are expensed as incurred and may fluctuate significantly between periods depending on the level and timing of acquisition and financing activity.

Other Income (Expense)

Other income (expense) primarily consists of interest expense and other non-operating items. Interest expense relates mainly to borrowings under the Term Loan and the Revolving Loan and includes the amortization of debt issuance costs. Interest expense is presented net of immaterial interest income, and no material amounts of interest were capitalized during the periods presented. Other non-operating expenses include miscellaneous non-operating items that are not directly related to the Company’s core operating activities.

Key Performance Indicators and Non-GAAP Financial Measures

In addition to the operating metrics discussed above, we regularly monitor certain key performance indicators, including net income (loss), as well as certain non-GAAP financial measures to evaluate our operating performance.

Adjusted EBITDA represents net income (loss) before interest expense, net, depreciation and amortization, and further adjusted to exclude certain non-cash or non-operating items that management does not consider indicative of the Company’s core operating performance. Such adjustments include share-based compensation expense, acquisition-related costs, and public company readiness costs. Management believes excluding these costs provides investors with a clearer view of underlying operating performance. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenue.

Management uses these measures as key performance indicators to evaluate the Company’s operating performance and assess trends, and believes they are also frequently used by securities analysts, investors, and other parties to evaluate companies in our industry. Management believes these non-GAAP measures enhance investors’ understanding of the Company’s operating performance and facilitate meaningful period-to-period comparisons. These measures have limitations as analytical tools and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. Our calculation of Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similarly named measures reported by other companies. Potential differences may include differences in capital structures, tax positions and the age and book depreciation of intangible and tangible assets.

The following tables present a reconciliation of net income (loss) to Adjusted EBITDA (in thousands):

	Three months ended
	March 31, 2026	March 31, 2025
Net income (loss)	$(1,748)	$1,067
Plus:
Interest expense, net	4,015	2,608
Depreciation and amortization expense	6,650	4,119
Share-based compensation expense	137	129
Acquisition-related costs(1)	956	—
Public company readiness(2)	161	196

Adjusted EBITDA	$10,171	$8,119

Revenues	$61,829	$37,739
Net income margin	(2.8)%	2.8%
Adjusted EBITDA margin	16.5%	21.5%

(1)	Represents legal and advisory fees incurred in connection with acquisitions.
(2)

Represents professional service costs incurred in connection with acquisition-related technical accounting and advisory support, as well as incremental costs to support the Company’s preparation for becoming a public company (e.g., resources to facilitate public company readiness).

Results of Operations

Three months ended March 31, 2026 and 2025

The following table summarizes the Company’s operating results for the periods indicated (in thousands):

	Three months ended		2026 compared to 2025
	March 31, 2026	March 31, 2025	Change ($)	Change (%)
Revenues	$61,829	$37,739	$24,090	64%
Cost of goods sold	42,056	24,365	17,691	73%

Gross profit	19,773	13,374	6,399	48%

Operating expenses:
Selling, general, and administrative expenses	16,624	9,634	6,990	73%
Acquisition-related costs	956	—	956	N/A
(Gain) loss on disposal of assets, net	—	80	(80)	(100)%

Total operating expenses	17,580	9,714	7,866	81%

Operating income	2,193	3,660	(1,467)	(40)%

Other expense:
Other expenses	74	15	59	393%
Interest expense, net	(4,015)	(2,608)	(1,407)	54%

Total other expense	(3,941)	(2,593)	(1,348)	52%

Net income (loss)	$(1,748)	$1,067	$(2,815)	(264)%

Revenue

Revenue was $61.8 million for the three months ended March 31, 2026 compared to $37.7 million in the same period in 2025, an increase of $24.1 million, or 64%. The increase was primarily attributable to approximately $18.3 million of revenue contributed by the Thunder Acquisition, which expanded the Company’s production capacity, geographic footprint and delivery network in central Oklahoma. The remaining increase was primarily driven by strong demand within the Company’s legacy operations and more favorable weather conditions compared to the prior year period. Realized pricing also slightly increased during the first quarter of 2026, supported by contractual resets, surcharges and favorable project mix in key delivery zones.

Cost of Goods Sold

The following table presents our costs of goods sold and costs of goods sold as a percentage of revenue for the periods indicated (in thousands):

	Three months ended March 31,		2026 compared to 2025
	2026	2025	Change ($)	Change (%)
Cost of goods sold	$42,056	$24,365	$17,691	73%
As a percentage of revenue	68.0%	64.6%

Cost of goods sold was $42.1 million, or 68.0% of revenue, for the three months ended March 31, 2026 compared to $24.4 million, or 64.6% of revenue, for the three months ended March 31, 2025. The increase was primarily attributable to the inclusion of the Thunder Acquisition, which contributed approximately $11.6 million of additional cost of goods sold, along with higher activity levels during the quarter. Cost of goods sold as a percentage of revenue increased compared to the prior year period primarily due to higher material and operating costs within the acquired Thunder operations as the Company continues to integrate the acquisition, including aligning mix designs and procurement practices across the acquired operations.

Gross Profit

The following table presents our gross profit and gross profit as a percentage of revenue for the periods indicated (in thousands):

	Three months ended March 31,		2026 compared to 2025
	2026	2025	Change ($)	Change (%)
Gross Profit	$19,773	$13,374	$6,399	48%
As a percentage of revenue	32.0%	35.4%

Gross profit was $19.8 million, or 32.0% of revenue, for the three months ended March 31, 2026 compared to $13.4 million, or 35.4% of revenue, for the three months ended March 31, 2025. The increase in gross profit was primarily attributable to the Thunder Acquisition, which contributed approximately $6.7 million of gross profit during the quarter, along with increased activity levels. Gross profit as a percentage of revenue decreased compared to the prior year period primarily due to higher material and operating costs within the acquired Thunder operations as the Company continues to integrate the acquisition, including aligning mix designs and procurement practices across the acquired operations. Gross margins were also impacted by higher depreciation expense associated with the fair value step-up of property, plant and equipment recognized in connection with the Thunder Acquisition.

Operating Expenses

Selling, General, and Administrative Expenses (“SG&A expenses”)

SG&A expenses increased for the three months ended March 31, 2026 compared to the same period in 2025, primarily due to the inclusion of the Thunder Acquisition, which contributed approximately $6.5 million of additional SG&A expenses during the quarter. The increase also reflected higher payroll expenses and maintenance and repair expenses due to increased headcount and the expanded size of our operations fleet following the acquisition. Amortization of customer relationship intangibles and depreciation associated with the fair value step-up of property, plant and equipment recorded in connection with the Thunder Acquisition also contributed to the increase. Additionally, SG&A expenses included affiliated consultant compensation, professional services costs, and other expenses incurred to support our transition to a public company environment.

Acquisition-related costs

Acquisition-related costs increased for the three months ended March 31, 2026 compared to the same period in 2025 primarily due to due diligence and professional fees incurred in connection with the Company’s ongoing de-SPAC and public-company readiness efforts.

(Gain) Loss on Disposal of Assets

Loss on disposal of assets decreased during the three months ended March 31, 2026 compared to the same period in 2025 due to asset disposal activity recognized in the prior year period with no similar activity during the current year period.

Other Income (Expense)

Other income (expenses)

Other income increased for the three months ended March 31, 2026 compared to the same period in 2025. Activity during the period was consistent with typical non-operating charges incurred in the ordinary course.

Interest Expense, Net

Interest expense increased for the three months ended March 31, 2026 compared to the same periods in 2025 primarily due to the increased interest incurred on the Term Loan and Revolving Loan amendments that were entered into in connection with the Thunder Acquisition, which resulted in higher average borrowings during the period. Interest income was immaterial, and no material amounts of interest were capitalized.

Net income (loss)

Net loss was $1.8 million during the three months ended March 31, 2026 compared to net income of $1.1 million during the three months ended March 31, 2025. The change in net income (loss) between periods was primarily driven by the factors discussed above.

Adjusted EBITDA

Adjusted EBITDA was $10.2 million and Adjusted EBITDA margin was 16.5% for the three months ended March 31, 2026 compared to $8.1 million and 21.5% for the three months ended March 31, 2025. The increase in Adjusted EBITDA was primarily attributable to the Thunder Acquisition and increased activity levels during the quarter. Adjusted EBITDA margin decreased compared to the prior year period primarily due to higher material and operating costs within the acquired Thunder operations as the Company continues to integrate the acquisition, including aligning mix designs and procurement practices across the acquired operations. Margins were also impacted by increased overhead and professional service costs incurred to support the Company’s transition to a public company.

LIQUIDITY AND CAPITAL RESOURCES

Overview

Our primary needs for cash are for potential acquisitions and payment of contractual obligations, including debt, working capital obligations and acquisitions. Our primary sources of liquidity have historically been cash flows generated from operating activities and borrowings under our Revolving Loan. As of March 31, 2026 and December 31, 2025, we had a net working capital surplus of $0.6 million and $0.1 million, respectively. The decrease in working capital at March 31, 2026 and December 31, 2025 was primarily driven by the classification of the $22.7 million deferred payment related to the Thunder Acquisition as a current liability, which is expected to be funded through a combination of operating cash flows and availability under the Revolving Loan. Our collection of receivables has historically been timely, and losses associated with uncollectible receivables have historically not been significant. Our cash balances totaled $6.3 million as of both, March 31, 2026 and December 31, 2025.

We budget annually for both maintenance and growth capital expenditures. Maintenance capital expenditures are fairly predictable and represent routine reinvestments required to sustain our current operations, including mixer and haul truck replacements, plant repairs and other recurring equipment and fleet needs typical of the ready-mix industry. By contrast, growth capital expenditures are discretionary and can fluctuate depending on the timing and scale of opportunities to expand within our existing footprint, such as new plant construction, capacity additions or targeted fleet expansion. Acquisition capital expenditures, such as the purchase of new plants or other strategic assets, are not part of our recurring capital program and require approval from our board of directors.

The ultimate amount of our future capital expenditures will depend upon a variety of factors, including raw material and equipment pricing, construction activity levels in our markets and the availability of attractive opportunities to support growth.

As of March 31, 2026, we had cash and cash equivalents of $6.3 million and available capacity under the Revolving Loan of $22.5 million, net of a $0.5 million letter of credit. We believe that our cash flows from operations will be sufficient to fund our operations and planned maintenance capital expenditures for at least the next 12 months. However, the timing and amount of future growth or acquisition capital expenditures remain subject to market conditions, board approval and other variables outside of our control.

Cash requirements for known contractual and other obligations

The following table presents significant cash requirements for known contractual and other obligations as of March 31, 2026 (in thousands):

	Short-term	Long-term	Total
Term Loan(1)	$14,094	$177,656	$191,750
Deferred payment(2)	22,700	—	22,700
Operating lease commitments(3)	1,050	8,437	9,487
Equipment Loan(4)	1,136	4,259	5,395
Equipment Term Loan(1)	125	2,344	2,469
Revolving Loan(1)	—	2,000	2,000

Total	$39,105	$194,696	$233,801

(1)

Amounts presented do not include interest expense as it is a floating rate and we cannot determine with accuracy the future interest rates we will be charged. As of March 31, 2026 the outstanding balance under both our Term Loan and Revolving Loan was subject to an interest rate of 7.3% and the Equipment Term Loan was subject to an interest rate of 7.0%.

(2)	Amounts presented represent deferred payment as part of the Thunder Acquisition.
(3)	Amounts presented include both minimum lease payments and imputed interest.
(4)	Amounts presented include both principal and interest obligations.

Cash Flows

The following table summarizes our cash flows for the periods indicated (amounts in thousands):

	Three months ended March 31,		2026 compared to 2025
	2026	2025	Change ($)	Change (%)
Net cash provided by (used in):
Operating activities	$7,177	$4,442	$2,735	62%
Investing activities	(1,193)	(290)	(903)	311%
Financing activities	(6,041)	(6,415)	374	(6)%

Net increase (decrease) in cash and cash equivalents	$(57)	$(2,263)	$2,206	(97)%

Cash Flows Provided by Operating Activities

Net cash provided by operating activities increased during the three months ended March 31, 2026 compared to the same period in 2025. The increase was primarily attributable to the inclusion of the Thunder Acquisition and increased activity levels during the quarter. Operating cash flows were partially offset by increased overhead and professional service costs incurred to support the Company’s transition to a public company, as well as interest payments related to the Company’s Term Loan and Revolving Loan.

Cash Flows Used in Investing Activities

Net cash used in invest activities increased for the three months ended March 31, 2026, compared to the same period in 2025, due to additions to property, plant and equipment of $1.2 million during the period. During the three months ended March 31, 2025 additions to property, plant and equipment of $0.3 million, which were partially offset by approximately $48,000 of proceeds from asset sales.

Cash Flows Provided (Used in) Financing Activities

For the three months ended March 31, 2026, net cash used in financing activities was $6.0 million compared to cash used in financing activities of $6.4 million for the same period in 2025. Notable 2026 activity includes (i) payments on our outstanding debt of $5.8 million, (ii) borrowings of debt of $4.5 million, (iii) $4.1 million of deferred financing charges and (iv) $0.6 million of distribution to member. For further discussion our financing activities related to debt instruments, see Note 8 in our financial statements.

Debt Agreements

Term Loan

We entered into a credit agreement with Bank of America, N.A., as administrative agent and certain lenders party thereto (the “Lenders”) on July 29, 2024 (the “Credit Agreement”) providing for a five-year $130.0 million term loan agreement (“Initial Term Loan”) and amended the Credit Agreement on October 17, 2025 (“Loan Amendment”) to increase the Initial Term Loan by $75.0 million (as amended, the “Term Loan”). Proceeds from the Initial Term Loan were used to partially fund the Concrete Acquisition and proceeds from the Loan Amendment were used to fund the cash portion of the Thunder Acquisition.. The Term Loan is secured by a first lien on substantially all personal property assets (“Collateral”), and the Lenders have the right in the future to request liens on any real property with an appraised value in excess of $2.0 million (“Material Real Property”). The Term Loan matures on July 29, 2029, at which time all advances are required to be paid in full. Interest accrues at the Secured Overnight Financing Rate (“SOFR”) plus an applicable margin ranging from 2.75% to 3.50%, resulting in an effective interest rate of approximately 7.3% as of both March 31, 2026 and December 31, 2025.

On March 25, 2026, we entered into the Second Amendment to, among other things, permit the consummation of the Business Combination and giving effect to the closing of the Business Combination, to add Suncrete and SPAC as guarantors under the Amended Credit Agreement. On April 7, 2026, we and, giving effect to the closing of the Business Combination, Suncrete and SPAC, entered into the Third Amendment to, among other things, permit the forward purchase agreement entered into in connection with the Business Combination. On April 28, 2026, we entered into the Fourth Amendment to, among other things, permit the consummation of certain acquisitions, including the joinder to the Credit Agreement of Purchaser Holdco.

Principal payments are due on the last day of each calendar quarter, as set forth below (in thousands):

December 31, 2025 through June 30, 2026	$2,563
September 30, 2026 through June 30, 2027	$3,844
September 30, 2027 and thereafter	$5,125

Revolving Loan

The Credit Agreement also provided for a revolving loan (“Revolving Loan”) with a commitment and borrowing base of $15.0 million. The Loan Amendment increased the commitment and borrowing base for the Revolving Loan by $10.0 million, for a total of $25.0 million available. The Revolving Loan is secured by the Collateral, and the Lenders have the right in the future to request liens on Material Real Property. Balances outstanding under the Revolving Loan bear interest at the SOFR plus an applicable margin ranging from 2.75% to 3.50%, which was 7.3% and 7.4% as of March 31, 2026 and December 31, 2025. Principal and any accrued interest is due at maturity on July 29, 2029. At December 31, 2025, the Company had $3.0 million of borrowings outstanding under the Revolving Loan. In addition, a letter of credit in the amount of $0.5 million was outstanding, leaving $21.5 million available under the Revolving Loan. As of March 31, 2026, the Company had $2.0 million of borrowings outstanding under the Revolving Loan. In addition, a letter of credit in the amount of $0.5 million was outstanding, leaving $22.5 million available under the Revolving Loan.

Covenants

The Credit Agreement includes customary affirmative and negative covenants that restrict our ability to, among other things, incur additional indebtedness, create liens, make certain investments, pay dividends and enter into sale-leaseback transactions, subject to customary exceptions. In addition, the agreement contains financial covenants, including a Consolidated Senior Leverage Ratio that must not exceed a specified threshold and a Fixed Charge Coverage Ratio that must exceed a specified minimum threshold. Both financial covenants are tested on a quarterly basis only if availability under the Revolving Loan falls below a defined minimum level. We were in compliance with all applicable financial and non-financial covenants as of March 31, 2026.

Equipment Notes

On December 30, 2025, we entered into an equipment financing facility (“Master Equipment Loan Agreement”) with Eagle Redi-Mix Concrete, LLC, Ram Transportation, LLC and Concrete Partners, LLC as co-borrowers which will provide for equipment to be financed pursuant to terms to be agreed upon and evidenced by promissory notes (“Equipment Notes”) to be entered into in the ordinary course of business on customary market terms. The Equipment Notes will be secured by the financed equipment.

As part of the Master Equipment Loan Agreement, we entered into a five-year $4.8 million equipment security note (“Equipment Loan”) on December 30, 2025. Proceeds from the Equipment Loan were used to purchase concrete mixer equipment. As of March 31, 2026, the Company had $4.6 million outstanding on the Equipment Loan. The Equipment Loan bears interest at 6.6% per annum and matures on December 31, 2030.

Equipment Term Loan

On January 6, 2026, the Company entered into an Equipment Term Loan Credit Agreement (the “Equipment Term Loan”) providing for a $2.5 million term loan to finance the purchase of equipment. Borrowings under the Equipment Term Loan bear interest at a floating base rate, determined as the highest of (i) the federal funds rate plus 0.50%, (ii) the lender’s prime rate, or (iii) Term SOFR plus 1.00%. As of March 31, 2026, the applicable interest rate was 7.0%. As of March 31, 2026, the Company had $2.5 million outstanding on the Equipment Term Loan. The Equipment Term Loan matures on December 31, 2030.

Future Financings

We also anticipate entering into customary interest rate hedging arrangements from time to time as appropriate with one or more of the Lenders under our Credit Agreement to address risks of interest rate fluctuations. Our obligations under such arrangements will be secured by the Collateral.

Predecessor Loans

On April 13, 2018, Schwarz Ready Mix, Schwarz Leasing and Schwarz Sand entered into a secured $4.5 million purchase money promissory note, bearing interest at a fixed rate of 4.75% per annum and providing for monthly installments of principal payments. The note was repaid in full on March 5, 2025, prior to the consummation of the Thunder Acquisition, and was not assumed by the Company.

On May 30, 2018, Schwarz Ready Mix and Schwarz Sand entered into a secured Revolving Line of Credit evidenced by a promissory note (“Revolver Note”) for $3.0 million, which Revolver Note and Revolving Line of Credit were amended from time to time to provide for a final maturity date of June 30, 2026. Amounts outstanding under the Revolver Note accrued interest at a variable rate of interest per annum equal to the prime rate as published from day to day in the Wall Street Journal, but never less than 4.75% per annum. Amounts outstanding under the Revolver Note were secured by security interests in all assets of Schwarz Ready Mix and Schwarz Sand, including mortgages on certain Texas real property. The Revolver Note provided for repayments of principal through sweep account provisions requiring certain cash collections to be applied to repay the outstanding loan amounts. All outstanding amounts under the Revolver Line of Credit and Revolver Note were fully repaid prior to the consummation of the Thunder Acquisition on October 17, 2025.

On July 24, 2020, Schwarz Ready Mix and Schwarz Sand entered into a secured $2.9 million promissory note, bearing interest at a fixed rate of 3.75% per annum and providing for monthly installments of principal payments. The note was repaid in full prior to the consummation of the Thunder Acquisition and was not assumed by the Company.

On March 22, 2022, Schwarz Ready Mix, Schwarz Leasing and Schwarz Sand entered into a secured $2.5 million purchase money promissory note, bearing interest at a fixed rate of 3.5% per annum and providing for monthly installments of principal payments. The note was repaid in full prior to the consummation of the Thunder Acquisition and was not assumed by the Company.

On March 12, 2024, Schwarz Ready Mix, Schwarz Leasing and Schwarz Sand entered into a secured $3.0 million revolving credit promissory note, bearing interest at a fixed rate of 8.0% per annum and providing for monthly installments of principal payments. The note was repaid in full prior to the consummation of the Thunder Acquisition and was not assumed by the Company.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in conformity with GAAP requires us to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates, and changes in these estimates are recorded when known. The accounting estimates and assumptions we consider to be the most significant to the financial statements are discussed below.

Impairment of Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired and liabilities assumed in business combinations.

For purposes of the goodwill impairment assessment, assets are grouped into “reporting units.” A reporting unit is either an operating segment or a component of an operating segment, depending on how similar the components of the operating segment are to each other in terms of operational and economic characteristics.

As of December 31, 2025, we had one reporting unit for goodwill impairment testing purposes, which aligns with our single operating segment. We perform a qualitative assessment of relevant events and circumstances to evaluate the likelihood of goodwill impairment. If it is more likely than not that the fair value of the reporting unit is less than its carrying amount, we perform a quantitative analysis to determine the fair value of the reporting unit. If the fair value is less than the carrying amount, an impairment loss is recognized in an amount equal to the excess of the carrying value of goodwill over its implied fair value, limited to the total goodwill allocated to the reporting unit.

We performed a qualitative assessment as of December 31, 2025, to determine whether it was more likely than not that the fair value of the reporting unit was greater than the carrying value of the reporting unit. Based on these qualitative assessments, we determined that the fair value of our reporting unit was more likely than not greater than the carrying value of the reporting units. As a result, no impairment of goodwill was recorded during any of the periods in the accompanying condensed consolidated financial statements.

Redeemable Preferred Units (Mezzanine Equity)

We have Senior Preferred and Preferred Units that are classified as mezzanine equity because certain redemption features are not solely within the Company’s control. These instruments are initially recorded at fair value and subsequently remeasured to their maximum redemption value at each reporting date, with accretion recorded through equity (and reflected as a reduction to net income attributable to common, as applicable). In 2025, aggregate accretion on the Senior Preferred and Preferred Units totaled $13.1 million. Because these instruments are deemed currently redeemable and are remeasured to their maximum redemption value, changes in capital structure or redemption provisions could significantly affect the amount of accretion recorded in future periods.

Impairment of Long-Lived Assets

We evaluate long-lived assets, including property, plant and equipment and amortizable intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability is assessed based on the undiscounted future cash flows expected to result from the use and eventual disposition of the asset group. If the carrying amount exceeds the estimated undiscounted cash flows, an impairment charge is recognized in the amount by which the carrying amount exceeds its fair value.

As of December 31, 2025, the carrying amount of property, plant and equipment was approximately $152.8 million, customer relationship intangibles totaled $71.4 million, and indefinite-lived trade name assets totaled $24.8 million. We evaluated our long-lived assets as of December 31, 2025 for indicators of impairment and concluded that no impairment existed. To the extent impairment indicators were present, the estimated undiscounted cash flows for the applicable asset groups exceeded the carrying amounts by a substantial margin.

No impairment charges were recognized during the three months ended March 31, 2026 and March 31, 2025. We will continue to monitor for potential triggering events in future periods, including changes in market conditions, operating performance, or utilization levels.

Business Combination Accounting

We account for business combinations using the acquisition method of accounting in accordance with ASC 805, which requires us to recognize the identifiable tangible and intangible assets acquired and liabilities assumed at their estimated fair values as of the acquisition date, other than leases and contract assets and liabilities acquired in connection with business combinations. The excess of the purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill.

We may adjust the amounts recognized in an acquisition during a measurement period after the acquisition date. Any such adjustments are the result of subsequently obtaining additional information that existed at the acquisition date regarding the assets acquired or the liabilities assumed. Measurement period adjustments are generally recorded as increases or decreases to goodwill, if any, recognized in the transaction. The cumulative impact of measurement period adjustments on depreciation, amortization and other income statement items is recognized in the period the adjustment is determined. The measurement period ends once we have obtained all necessary information that existed as of the acquisition date but does not extend beyond one year from the date of acquisition. Any adjustments to assets acquired or liabilities assumed beyond the measurement period, unless as a result of an error, are recorded through earnings.

Determining the fair values of assets acquired and liabilities assumed requires judgment and often involves the use of significant estimates and assumptions. We engage third-party appraisal firms when appropriate to assist in the fair value determination of assets acquired and liabilities assumed. Acquisition-related expenses and transaction costs associated with business combinations are expensed as incurred.

As part of the Thunder Acquisition completed in 2025, total purchase consideration was approximately $115.1 million, consisting of $95.1 million in cash and $20.0 million in equity. The allocation of purchase consideration was primarily to property, plant and equipment, customer relationship intangibles, trade name, and working capital, with no goodwill recognized. The fair value determination involved the use of Level 3 inputs such as forecasted cash flows and discount rates.

The estimation of fair values of acquired assets and assumed liabilities is judgmental and requires various assumptions. Additionally, the amounts assigned to depreciable and amortizable assets compared to amounts assigned to goodwill, which is not amortized, can significantly affect our results of operations.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. Fair value is based upon assumptions that market participants would use when pricing an asset or liability. We use the following fair value hierarchy, which prioritizes valuation technique inputs used to measure fair value into three broad levels:

•	Level 1: Quoted prices in active markets for identical assets and liabilities that the Company has the ability to access at the measurement date.

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Level 2: Inputs (other than quoted prices included within Level 1) that are either directly or indirectly observable for the asset or liability, including (i) quoted prices for similar assets or liabilities in active markets, (ii) quoted prices for identical or similar assets or liabilities in inactive markets, (iii) inputs other than quoted prices that are observable for the asset or liability, and (iv) inputs that are derived from observable market data by correlation or other means.

•	Level 3: Unobservable inputs for the asset or liability including situations where there is little, if any, market activity for the asset or liability.

The fair value hierarchy gives the highest priority to quoted prices in active markets (Level 1) and the lowest priority to unobservable inputs (Level 3).

EFFECTS OF INFLATION AND PRICING

Given the cyclical nature of our industry, demand for and costs of service providers, as well as inflationary pressure in the broader economy, may adversely affect the prices we pay for various goods and services. The global economy is currently experiencing significant inflationary pressures resulting from rising commodities costs, tightening labor markets and supply chain shortages, as well as certain ongoing geopolitical conflicts. The Company has also experienced fluctuations in fuel prices, although impacts have generally been mitigated through pricing actions and fuel surcharges and have not had a material impact on operating results. We continue to monitor the situation and assess its impact on our business. We expect to continue to build on our technical expertise and operational efficiencies and synergies to mitigate inflationary and cost pressures as they may arise.

NEW ACCOUNTING PRONOUNCEMENTS

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands income tax disclosure requirements, including enhanced rate reconciliation and income taxes paid disclosures. The standard is effective for fiscal years beginning after December 15, 2024, and is to be applied prospectively. As a limited liability company, we currently operate as a pass-through entity and do not expect a material impact upon adoption.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses, which requires additional disaggregated disclosure of prescribed expense categories. The standard is effective for fiscal years beginning after December 15, 2026, and is to be applied prospectively. We are currently evaluating the impact of this standard on our consolidated financial statements and related disclosures.